Exhibit 10.13
February 16, 2021

Ms. Cheryl Norton
198 Hopkins Road
Mickleton, NJ 08056

Dear Cheryl:

On behalf of American Water Works Service Company, Inc., I am pleased to confirm your new position of Executive Vice President, COO, reporting to Walter Lynch, President and CEO at our Camden, New Jersey headquarters office.  The effective date of your new position will be Monday, March 1, 2021.  We are confident that you will find your new position to be personally rewarding and one in which you can make significant contributions to the company.  The terms of this offer letter are subject to the recommendation of the Executive Development & Compensation Committee and the approval of the American Water Board of Directors.

Safety, trust, teamwork, high performance, and environmental leadership define our culture – a culture where every employee feels valued and lives up to his or her potential. Creating an environment where differences are embraced and where every person feels engaged and included makes us safer, stronger, and more successful.  We believe that our success is based upon our employees having a vested interest in our business. As a part of our team, you will be tasked with helping make a great company even better – in doing so, you will be rewarded for your contributions. The following is our offer to you:

Base Salary: Your new bi-weekly salary is $19,230.77, which when annualized, will be approximately $500,000.00, subject to applicable withholdings. The salary level for your position is 95 Your job performance will be reviewed annually as part of our performance management process and you may be eligible for a merit increase in 2022.

APP: Your target award eligibility previously at 50% will change to 75% of your annual base salary for the 2021 APP cycle.  For reference purposes, the 2021 cycle covers the period beginning on 01/01/2021 through 12/31/2021 and target awards are prorated based on your effective date. Awards from the Annual Performance Plan are based on several factors including company performance and attainment of individual performance objectives, and payments may be higher or lower than target.

LTPP: You remain eligible to receive a performance award under the American Water Long Term Performance Plan and your target opportunity under this plan will increase to 150% of your base salary. For the 2021 annual grant in February, your grants will be based on your current base salary and LTPP target percentage. Effective March 1, 2021, you will receive a second set of grants that reflects the difference between your February grants and the grant amount based on your new base salary and LTPP target percentage.

For reference purposes, awards are currently granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the “Plan”), in the form of restricted stock units and performance stock units, as follows: 30% Restricted Stock Units, 35% performance stock units based on TSR ranking and 35% performance stock units based on adjusted compounded EPS growth. In the event of any conflict between your offer letter and the terms of the award grant documents and the Plan, the terms of the award documents and the Plan will govern.

In addition, for so long as you remain COO, equity awards granted to you on and after the date of this offer letter would include specific post-retirement continued vesting provisions applicable to that position. Under these provisions, if you remain COO for at least three (3) consecutive years (beginning on the date your appointment as EVP and COO is effective), your equity awards will continue to vest over the normal vesting schedule of the award following a separation of service based upon either normal retirement or early retirement, as follows:

•In the event of a normal retirement, defined as having attained age 60 and five years of service, the award will continue to vest in full; and
•In the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of the award will continue to vest.

Ms. Cheryl Norton
February 16, 2021

Benefits: Your current benefits will remain unchanged and in effect, including your current vacation accrual.

Non-Qualified Deferred Compensation Plan: You continue to be eligible to participate in our Non-Qualified Deferred Compensation Plan beginning in 2022, based on annual enrollment in the prior December. The Company may make Employer Matching and Defined Contribution Account contributions as soon as administratively practicable after the end of the applicable plan year. Under the Non-Qualified Deferred Compensation Plan, Employer Matching contributions are immediately vested; Defined Contribution Account contributions will vest after five years of service.

As you will be a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter in an SEC filing. Your signature below indicates your acknowledgment of this requirement of your position.

Your signature below indicates your acceptance of our offer and the terms of employment with American Water. Please review, sign and return a copy of this promotion letter.

Cheryl, we wish you the best of luck in your new role and future opportunities with American Water!

Sincerely,
Walter Lynch
President and CEO
American Water

cc:   Melanie Kennedy, Senior Vice President, Chief Human Resources Officer
Greg O’Shea, Human Resources Business Partner
Kate DePhilippo, Director, Compensation
Marianne Taylor, Director, Talent Acquisition

I, Cheryl Norton, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

____/s/ Cheryl Norton_____________ February 18, 2021_____________________________________________________
Signature                                                                                Date